Berry Plastics Corporation Announces Early Results and the Pricing Terms in Connection with its Tender Offer and Consent Solicitation for its 10.75% Senior Subordinated Notes Due 2012; Extends Expiration Date of Tender Offer

EVANSVILLE, IN - (September 6, 2006) - Berry Plastics Corporation (the “Company”) announced today the pricing terms of its previously announced tender offer and consent solicitation (the “Offer”) for any and all of its outstanding $335,000,000 aggregate principal amount of 10.75% Senior Subordinated Notes due 2012 (CUSIP No. 085790AJ2) (the “Notes”) pursuant to the Offer to Purchase and Consent Solicitation Statement dated July 25, 2006 (the “Offer to Purchase and Consent Solicitation Statement”), as extended on August 7, 2006. In addition, the Company announced today that as of 5:00 p.m., New York City time, on September 5, 2006 (the “Consent Payment Deadline”), which was the deadline for holders to tender their Notes in order to receive the consent payment in connection with the Offer, it had received tenders and consents from holders of $335 million in aggregate principal amount of the Notes, representing 100% of the total outstanding principal amount of the Notes.

The Company also announced that the expiration date for the tender offer has been extended from 12:00 midnight, New York City time, on September 19, 2006, to 12:00 midnight on September 20, 2006.

The total consideration for each $1,000 principal amount of Notes validly tendered and not withdrawn prior to the Consent Payment Deadline is $1,092.07, which includes a consent payment of $30.00 per $1,000 principal amount of Notes. The total consideration was determined by reference to the Offer Yield, computed as a fixed spread of 50 basis points over the Reference Yield, which is the yield of the 3-5/8% U.S. Treasury Note due June 30, 2007, and which was calculated at 2:00 p.m., New York City time, on September 5, 2006. The Reference Yield and Offer Yield are 5.08% and 5.58%, respectively. Holders whose Notes are validly tendered and not withdrawn on or before the Consent Payment Deadline and are accepted for purchase by the Company will receive accrued and unpaid interest on the Notes up to, but not including, the payment date for the Offer.

Holders whose Notes are validly tendered after the Consent Payment Deadline, but on or prior to 12:00 midnight, New York City time, on September 20, 2006 (the “Expiration Date”) and accepted for purchase by the Company will receive the tender offer consideration of $1,062.07 per $1,000 principal amount of Notes tendered, but will not receive the consent payment, and will receive accrued and unpaid interest on the Notes up to, but not including, the payment date for the Offer. This press release constitutes the announcement of the pricing terms of the tender offer and consent solicitation as described in the Offer to Purchase and Consent Solicitation Statement.

Furthermore, the amount tendered constitutes a majority in principal amount of the outstanding Notes and thus represents a sufficient number of consents required to approve certain amendments to the indenture governing the Notes. The supplemental indenture effecting the proposed amendments, as described in the Offer to Purchase and Consent Solicitation Statement, to the indenture governing the Notes has been executed and the amendments of the indenture will become effective upon acceptance by the Company of the Notes tendered for purchase.

The tender offer remains open and is scheduled to expire on the Expiration Date, unless extended or earlier terminated. The tender offer and consent solicitation are subject to the satisfaction of certain conditions, including the consummation of the previously announced acquisition of BPC Holding Corporation, the Company’s parent, by affiliates of the private equity firms Apollo Management, L.P. and Graham Partners and their affiliates; the availability of sufficient funds to pay the total consideration with respect to all Notes, such funds to be raised from borrowing under a credit facility and sale of newly issued notes; and the execution of a supplemental indenture on or prior to the acceptance date implementing the proposed amendments.

Except for the extension described above, the complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement of the Company dated July 25, 2006, as extended by press release on August 7, 2006, copies of which may be obtained by contacting MacKenzie Partners, Inc., the information agent for the offer, at (212) 929-5500 (collect) or (800) 322-2885 (U.S. toll-free). Deutsche Bank Securities Inc. is the exclusive dealer manager and solicitation agent for the tender offer and consent solicitation. Additional information concerning the tender offer and consent solicitation may be obtained by contacting Deutsche Bank Securities Inc., at (212) 250-6008.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any Notes or other securities, nor shall there be any sale of any Notes or other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This announcement is also not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any Notes or other securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement.

BUSINESS DESCRIPTION

Berry Plastics Corporation is a leading manufacturer and marketer of rigid plastic packaging products. The company is headquartered in Evansville, IN, and, together with its subsidiaries, has plants in Ahoskie, NC; Anaheim, CA; Baltimore, MD; Bowling Green, KY; Charlotte, NC; Chicago, IL; Chicago Ridge, IL; Easthampton, MA; Henderson, NV; Iowa Falls, IA; Jackson, TN; Lancaster, PA; Lawrence, KS; Milan, Italy; Mexico City, Mexico; Monroeville, OH; Monroe Township, NJ; Norwich, England; Oxnard, CA; Phoenix, AZ; Richmond, IN; Sarasota, FL; Streetsboro, OH; Suffolk, VA; Syracuse, NY; and Woodstock, IL.

Please contact:

Jim Kratochvil
Executive Vice President, CFO, Treasurer and Secretary
Berry Plastics Corporation
101 Oakley Street
Evansville, Indiana 47710
Telephone: (812) 424-2904